EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cogentix Medical, Inc.:

We have issued our reports dated June 9, 2014, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Uroplasty, Inc. on Form 10-K for the year ended March 31, 2014, which were included in Vision-Sciences, Inc. Registration Statement on Form S-4 (File No. 333-201721) and are incorporated by reference in this filing on Form 8-K. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Cogentix Medical, Inc., on Form S-8 (File No. 333-170357, File No. 333-154150, File No. 333-148721, File No. 333-48654 and File No. 333-72547).

/s/ Grant Thornton LLP

Minneapolis, Minnesota

March 31, 2015